Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD THIRD QUARTER
2013 SALES AND EARNINGS

Fort Wayne, Indiana - October 30, 2013 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported third quarter 2013 diluted earnings per share (EPS) of $0.51, an increase of 11 percent compared to 2012 third quarter diluted EPS of $0.46. In the third quarter of 2013, the Company’s adjusted EPS was $0.50, a 9 percent increase over the adjusted EPS during the third quarter 2012 (see table below for a reconciliation of GAAP EPS to the adjusted EPS).

Third quarter 2013 sales were $249.8 million, an increase of 5 percent compared to 2012 third quarter sales of $237.6 million. The Company’s organic sales growth was 5 percent excluding acquisitions and the impact of foreign currency translation.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“We are pleased to report that our earnings per share during the third quarter were the highest for any third quarter in the Company’s history. Our global sales of Pioneer branded mobile dewatering systems and Little Giant branded waste water pumps increased by more than 25 percent during the quarter. In addition, we continued to achieve high single digit organic sales growth for our Water and Fueling products in developing regions after excluding the impact of foreign currency translation. These factors along with ongoing productivity improvements and expense controls enabled us to increase our earnings per share after non-GAAP adjustments by 9 percent compared to the record third quarter of 2012 and improve our operating income margin after non-GAAP adjustments by 60 basis points to 14.8 percent of sales.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Third Quarter
(in millions)	2013	2012	Change

Net Income attributable to FE Co., Inc. Reported	$25.1	$21.9	15%
Allocated Undistributed Earnings	$(0.3)	$—
Adjusted Earnings for EPS Calculations	$24.8	$21.9	13%

Non-GAAP adjustments (before tax):
Restructuring	$0.8	$0.1
Legal matters	$(1.6)	$—
Acquisition related items	$0.1	$0.1

Non-GAAP adjustments, net of tax:
Restructuring	$0.5	$0.1
Legal matters	$(1.0)	$—
Acquisition related items	$0.1	$0.1

Earnings after Non-GAAP Adjustments	$24.4	$22.1	10%

Earnings Per Share	For the Third Quarter
Before and After Non-GAAP Adjustments	2013	2012	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	48.2	47.9	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.51	$0.46	11%

Restructuring Per Share, net of tax	$0.01	$—
Legal matters Per Share, net of tax	$(0.02)	$—
Acquisition related items Per Share, net of tax	$—	$—

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.50	$0.46	9%

Net Sales	For the Third Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2012	$189.8	47.8	$237.6

Acquisitions	$2.3	$3.0	$5.3
Foreign Exchange	$(4.4)	$0.7	$(3.7)
Volume/Price Change	$10.2	$0.4	$10.6
Sales for 2013	$197.9	$51.9	$249.8

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Third Quarter 2013
	Water	Fueling	Other	Consolidated
Reported Operating Income	$36.0	$14.0	$(12.3)	$37.7
% Operating Income To Net Sales	18.2%	27.0%		15.1%

Non-GAAP Adjustments:
Restructuring	$0.7	$0.1	$—	$0.8
Legal matters	$—	$(1.6)	$—	$(1.6)
Acquisition related items	$0.1	$—	$—	$0.1
Operating Income after Non-GAAP Adjustments	$36.8	$12.5	$(12.3)	$37.0
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	18.6%	24.1%		14.8%

	For the Third Quarter 2012
	Water	Fueling	Other	Consolidated
Reported Operating Income	$35.1	$11.4	$(13.0)	$33.5
% Operating Income To Net Sales	18.5%	23.8%		14.1%

Non-GAAP Adjustments:
Restructuring	$0.1	$—	$—	$0.1
Legal matters	$—	$—	$—	$—
Acquisition related items	$0.1	$—	$—	$0.1
Operating Income after Non-GAAP Adjustments	$35.3	$11.4	$(13.0)	$33.7
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	18.6%	23.8%		14.2%

Water Systems

Water Systems sales were $197.9 million in the third quarter 2013, an increase of $8.1 million or about 4 percent versus the third quarter 2012 sales of $189.8 million. Sales from businesses acquired since the third quarter of 2012 were $2.3 million or 1 percent. Water Systems sales were reduced by $4.4 million or about 2 percent in the quarter due to foreign currency translation. Water Systems sales growth, excluding acquisitions and foreign currency translation, was about 5 percent.

Water Systems sales in the U.S. and Canada represented 42 percent of consolidated sales and grew by about 5 percent compared to the prior year. Mobile dewatering pumps and residential and light commercial wastewater pumps sales grew by over 25 percent versus the third quarter 2012. This growth more than offset a decline in sales of ground water pumping equipment. During the third quarter 2012, severe drought conditions resulted in unusually heavy shipments of groundwater pumping equipment.

Water Systems sales in the Middle East and Africa were about 13 percent of consolidated sales and grew by about 11 percent compared to the third quarter 2012. Excluding acquisitions and the impact of foreign currency translation, sales were up about 18 percent compared to the third quarter 2012. The third quarter sales growth was strongest in Southern Africa with sales in South Africa, Botswana, and Namibia growing organically in excess of 25 percent. During the fourth quarter the Company will be opening a new distribution center in Zambia which will position the Company to accelerate growth in irrigation and mine dewatering pumping systems in that country and adjacent countries in 2014. Sales to the Middle Eastern and Northern African markets grew organically by 12 percent compared to the third quarter prior year driven primarily by growing demand for Franklin pumping equipment used in large agricultural irrigation projects. The Company’s strategy of selling Impo branded pumps and motors to the price sensitive market segments and Franklin branded products to customers seeking long life and efficiency in this region is also facilitating and accelerating growth.

Water Systems sales in Latin America were about 12 percent of consolidated sales for the third quarter and were up about 2 percent compared to the third quarter of the prior year. Excluding acquisitions and the impact of foreign currency translation, Latin American sales were up about 8 percent compared to the third quarter 2012. The sales growth in Latin America was driven in large part by strong sales in Brazil, where organic growth excluding the impact of foreign currency translation increased by 23 percent versus the third quarter 2012. Expanded distribution and the introduction of new products drove the revenue gains in Brazil. The strong performance in Brazil was partially offset by reduced sales in Venezuela as the Company’s customers in that country are having difficulty obtaining U.S. dollars to pay for the importation of Franklin pumps and motors. Late in the third quarter the Company opened a new distribution center in Bogota, Colombia.

Water Systems sales in Europe were about 7 percent of consolidated sales and grew by about 11 percent compared to the third quarter 2012. Excluding acquisitions and the impact of foreign currency translation, European sales increased about 8 percent compared to the third quarter 2012. European sales were particularly strong in 4 inch groundwater pumps and motors that are used in residential and light commercial applications as well as in smaller irrigation installations. The Company is expanding distribution for the Vertical branded line of stainless steel pumps. Sales also benefited from growing demand for Pioneer mobile dewatering systems in Europe.

Water Systems sales in the Asia Pacific region were 5 percent of consolidated sales and decreased by about 20 percent compared to the third quarter prior year. Excluding acquisitions and the impact of foreign currency translation, Asia Pacific sales were down about 16 percent compared to the third quarter 2012. Nearly all of the decline in Asia Pacific was in the Southeast Asia region. Through June 2013, year to date sales in the Southeast Asia region were up 38 percent compared to the prior year. Given the extraordinary sales growth experienced in Southeast Asia during the first half of the year, the Company attributes the third quarter decline in orders to several large distributors in the region adjusting inventory levels.

Water Systems operating income, after non-GAAP adjustments, was $36.8 million in the third quarter 2013, an increase of 4 percent versus the third quarter 2012. The third quarter operating income margin after non-GAAP adjustments was 18.6 percent, flat compared to the third quarter of 2012.

Fueling Systems

Fueling Systems sales were $51.9 million in the third quarter 2013, an increase of $4.1 million or about 9 percent versus the third quarter 2012 sales of $47.8 million. Sales from businesses acquired since the third quarter of 2012 were $3.0 million or about 6 percent. Fueling Systems sales were increased by $0.7 million or about 2 percent in the quarter due to foreign currency translation. Fueling Systems sales growth, excluding acquisitions and foreign currency translation, was about 1 percent.

The third quarter Fueling Systems sales growth in developing regions was about 8 percent versus the same period of 2012. Fueling Systems sales in Latin America grew by 30 percent and sales in China grew by 25 percent during the third quarter. Filling station owners in these regions are continuing to migrate to the Franklin pressure pumping system in order to accommodate larger stations, pump at higher speeds, and reduce installation and maintenance costs. The Company is also achieving strong sales gains for fuel management and dispensing systems in these regions. Fueling Systems sales growth in Latin America and China was offset by a decline of sales in India. Starting in the third quarter last year and ending in the second quarter 2013, the Company had shipped large tender orders to two of the major Indian oil companies. Fueling Systems sales in the U.S. and Canada grew by about 6 percent during the quarter with all of the sales growth coming from the Flexing product line that was acquired in the fourth quarter 2012.

Fueling Systems operating income after non-GAAP adjustments was $12.5 million in the third quarter of 2013 compared to $11.4 million after non-GAAP adjustments in the third quarter of 2012, an increase of about 10 percent. The third quarter operating income margin after non-GAAP adjustments was 24.1 percent and increased by 30 basis points compared to the 23.8 percent of net sales in the third quarter of 2012. Operating income margin after non-GAAP adjustments increased in Fueling Systems primarily due to fixed costs leverage on higher sales and lower raw material costs.

Overall

The Company’s consolidated gross profit was $87.0 million for the third quarter of 2013, an increase of $4.4 million, or about 5 percent, from the third quarter of 2012 gross profit of $82.6 million. The gross profit as a percent of net sales was 34.8 percent in both the third quarter of 2013 and the third quarter of 2012.

Selling, general, and administrative (SG&A) expenses were $48.4 million in the third quarter of 2013 compared to $49.0 million from the third quarter of prior year, a decrease of $0.6 million or about 1 percent. In the third quarter of 2013, increases in SG&A attributable to acquisitions were $0.7 million. SG&A expenses in the third quarter 2013 were offset by an adjustment for the reversal of a reserve for legal claims established in prior years that were favorably resolved in the third quarter. This benefit is considered a non-GAAP adjustment.

Non-GAAP expenses for the third quarter 2013 were $0.9 million and included $0.8 million in restructuring cost, of which $0.6 million related to relocation costs for the new Corporate Headquarters and Engineering Center in Fort Wayne, Indiana that the Company occupied during the third quarter and $0.1 million in other legal and advisory costs related to potential acquisitions. These non-GAAP expenses were offset by an adjustment for $1.6 million due to the reversal of a reserve for legal claims held by Franklin Fueling Systems who received a favorable ruling on a lawsuit during the quarter. The third quarter 2013 non-GAAP adjustments round to an EPS impact of about $0.01.

The Company ended the third quarter of 2013 with a cash balance of $118.1 million, which was $14.7 million higher than at the end of 2012. The cash balance increased primarily as a result of normal seasonal cash fluctuations, decreases in prepaid income and other taxes and proceeds from debt offset by additions to property, plant and equipment of approximately $50.8 million.

The Company had no outstanding balance on its revolving debt agreement at the end of the third quarter of 2013 or 2012.

Commenting on the outlook for the fourth quarter of 2013, Mr. Trumbull said:

“We expect that during the fourth quarter of 2013 our Water Systems sales will improve by 5 to 8 percent and our adjusted operating income to improve by 4 to 7 percent versus the fourth quarter of 2012. Operating income is expected to grow at a slower rate than sales due to an anticipated unfavorable sales mix shift during the fourth quarter 2013.

“Additionally, we estimate that our Fueling Systems sales and adjusted operating income will grow by 4 to 7 percent compared to the fourth quarter prior year.
“Overall, we are expecting our consolidated fourth quarter sales to grow by 5 to 8 percent and our adjusted EPS to grow by 4 to 7 percent compared to the fourth quarter 2012.”
A conference call to review earnings and other developments in the business will commence at 9:00 a.m. ET on October 30, 2013. The third quarter 2013 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://www.media-server.com/m/p/z9y5pqi4

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Wednesday, October 30, 2013 at 12:00 p.m. ET through midnight ET on Friday, November 8, 2013, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 87561913.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to regional or general economic and currency conditions, various conditions specific to the Company’s business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs and availability, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 29, 2012, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net sales	$249,844	$237,557	$735,811	$686,177
Cost of sales	162,873	154,976	480,308	452,986
Gross profit	86,971	82,581	255,503	233,191
Selling, general, and administrative expenses	48,415	49,001	151,668	141,117
Restructuring (income)/expense	828	88	2,235	74
Operating income	37,728	33,492	101,600	92,000
Interest expense	(2,665)	(2,367)	(7,811)	(7,317)
Other income/(expense)	296	430	1,107	14,416
Foreign exchange income/(expense)	(466)	(896)	(1,178)	(1,551)
Income before income taxes	34,893	30,659	93,718	97,548
Income taxes	9,596	8,653	24,367	27,139
Net income	$25,297	$22,006	69,351	70,409
Less: Net income attributable to noncontrolling interests	(236)	(140)	(699)	(690)
Net income attributable to Franklin Electric Co., Inc.	$25,061	$21,866	68,652	$69,719

Income per share:
Basic	$0.52	$0.47	$1.43	$1.49
Diluted	$0.51	$0.46	$1.41	$1.46

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 28, 2013	December 29, 2012
ASSETS

Cash and equivalents	118,065	$103,338
Receivables	130,813	102,918
Inventories	199,873	191,848
Other current assets	28,347	30,813
Total current assets	477,098	428,917

Property, plant, and equipment, net	203,004	171,975
Goodwill and other assets	364,700	375,487
Total assets	$1,044,802	$976,379

LIABILITIES AND EQUITY

Accounts payable	$60,106	$68,660
Accrued expenses	62,101	61,803
Current maturities of long-term debt and short-term borrowings	16,440	15,176
Total current liabilities	138,647	145,639

Long-term debt	174,241	150,729
Deferred income taxes	43,006	40,136
Employee benefit plans	71,470	78,967
Other long-term liabilities	38,102	38,659

Redeemable noncontrolling interest	5,426	5,263

Total equity	573,910	516,986
Total liabilities and equity	$1,044,802	$976,379

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(In thousands)	September 28, 2013	September 29, 2012

Cash flows from operating activities:
Net income	$69,351	$70,409
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	22,806	19,478
Share-based compensation	4,372	4,233
Gain on equity investment	—	(12,212)
Other	(1,101)	7,902
Changes in assets and liabilities:
Receivables	(30,723)	(26,861)
Inventory	(15,028)	(30,550)
Accounts payable and accrued expenses	968	1,794
Other	4,366	(8,123)
Net cash flows from operating activities	55,011	26,070

Cash flows from investing activities:
Additions to property, plant, and equipment	(50,783)	(19,310)
Proceeds from sale of property, plant, and equipment	64	1,216
Additions to intangibles	71	—
Cash paid for acquisitions	(2,332)	(54,074)
Additional consideration for prior acquisitions	96	—
Proceeds from loans to customers	236	219
Net cash flows from investing activities	(52,648)	(71,949)

Cash flows from financing activities:
Change in debt	26,011	(1,779)
Proceeds from issuance of common stock	12,955	11,796
Excess tax from share-based payment arrangements	4,466	3,762
Purchases of common stock	(12,175)	(16,484)
Dividends paid	(11,590)	(10,403)
Payment of contingent consideration liability	(5,555)	—
Net cash flows from financing activities	14,112	(13,108)
Effect of exchange rate changes on cash	(1,748)	1,367
Net change in cash and equivalents	14,727	(57,620)
Cash and equivalents at beginning of period	103,338	153,337
Cash and equivalents at end of period	$118,065	$95,717